Exhibit 10.11

INTELLECTUAL PROPERTY ACCESS AGREEMENT

This Intellectual Property Access Agreement (the “IPAA”) is made and entered into as of this September 30, 2008 (the “Effective Date”), by and between Las Vegas Gaming, Inc., (LVGI), a Nevada corporation, with a primary business address of 4000 West Ali Baba Lane, Las Vegas, Nevada 89118, and IGT (IGT), a Nevada corporation with a primary business address of 9295 Prototype Drive, Reno, NV 89521 (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, IGT owns or has rights to various Intellectual Property (defined below);

WHEREAS, LVGI owns or has rights to various Intellectual Property; and

WHEREAS, LVGI and IGT desire an avenue by which either Party may come to the other with nonbinding offers to license such Intellectual Property.

THEREFORE, in consideration of the foregoing (which is incorporated by reference in this IPAA), the mutual covenants contained in this IPAA, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE 1
Definitions and Construction

The following terms with initial capital letters shall have the following meanings:

1.01 Definitions

“Affiliate” of a specified Person (defined below) is any other Person that controls, is controlled by, or is under common control with, the specified Person, where control means the power or ability to affect the management or policies of a Person, whether by contract, ownership of securities, or otherwise.  Notwithstanding the foregoing, IGT will not be deemed an Affiliate of LVGI.

“BAFO” means LVGI’s best and final offer of Definitive Documentation (defined below) with respect to a Development (defined below) or Intellectual Property Rights Agreement contemplated by LVGI.  The BAFO will not have any terms or conditions that make it any more onerous on IGT than any other Person.  A BAFO presented to any Person other than IGT may not contain any items of Intellectual Property or other property or assets unless such items are in the LVGI Portfolio (defined below).

“Commercially Reasonable” means “reasonable commercial standards for fair dealing” within the meaning of the Uniform Commercial Code for the State of Delaware as in effect on the Effective Date.

“Competitor” means any manufacturer, supplier, or distributor of gambling Products with which IGT reasonably considers itself to compete for business.

“Definitive Documentation” means agreements, licenses, and instruments in customary commercial form constituting an offer such that, if duly executed and delivered by the proposing Party, such agreements, licenses, and instruments would comprise a binding integrated agreement with respect to the proposed Development.

“Development” means developing, designing, building, testing, evaluating, marketing, publicizing, using, implementing, modifying, enhancing, creating derivative works, manufacturing, offering for sale or license, licensing, selling, or exploiting, for commercial purposes or otherwise.

“End User” means the licensed operator (e.g. a casino operator) of an Electronic Gaming Machine.

“Functionality” means the retrofit hardware which is substantially similar to the functionality being provided as of July 17th, 2008.

“IGT Portfolio” means all Intellectual Property now or hereafter owned, held, or controlled by IGT, including patents within the Walker-Digital portfolio to which IGT has rights.

“Intellectual Property” means all intellectual property rights including all past, present and future rights in patents, industrial property rights, copyrights, trademarks, and trade secrets.

“LVGI Portfolio” means all Intellectual Property now or hereafter owned, held, or controlled by LVGI.

“Material Deviation” means any difference or differences between a third party Rights Agreement and the related BAFO upon which such third party Rights Agreement is based that, considered with all other such differences, may, in the context of IGT’s business activities, have been useful, or did have, or may, in the context of IGT’s business activities, have had, actual significance in the deliberations of IGT, in determining whether to accept such BAFO in the first instance.

“Opportunity Area” means a reasonably specific and detailed explanation of the intended field of use, market, and operation of any particular intended Product(s) (defined below).

“Person” will be broadly construed to include any individual; any public or private entity, including any corporation, partnership, limited partnership, limited liability company, trust, or business enterprise or any governmental agency or instrumentality; and any “group” within the meaning of §13(d)(3) of the Securities and Exchange Act of 1934, as amended.

“PlayerVision Device(s)” or “PVD(s)” means the hardware, software, firmware connections, enclosures, and housings that are only capable of providing the Functionality.

“Product” means any product or service.

“Rights Agreement” means any proposed or executed agreement, arrangement, or understanding relating in any way to any rights in any use of the LVGI Portfolio, except with respect to the sale, rental, lease, or placement of Products with End Users.  Such Rights Agreement includes, by way of example, any covenant, agreement, arrangement, or understanding not to sue on or limit on the ability to assert or enforce any rights with respect to any use of any Intellectual Property within the LVGI Portfolio.

“Subordinate” of a specified Person means any director or officer or similar functionary of; employee, representative, or agent of; independent contractor to; or any other Person acting for or on behalf of, the specified Person.

1.02 Rules of Construction.  Unless the context otherwise clearly requires:

the word “or” will not be exclusive;

inclusion of items in a list will not be deemed to exclude other terms of similar import;

all parties will be considered to have drafted this IPAA together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;

the word “include” and its derivations means to include without limitation;

use of terms that imply gender will include all genders;

defined terms will have their meanings in the plural and singular case;

references to Sections, Articles, and Exhibits are to the Sections, Articles, and Exhibits to this IPAA;

financial terms that are not otherwise defined have the meanings ascribed to them under United States generally accepted accounting principles as of the date of this IPAA;

no example included in this IPAA will be deemed to create any ambiguity or vagueness in the interpretation of any provision of this IPAA; to the extent that any example included in this IPAA is construed as being in clear conflict with any other provision of this IPAA, such example will be deemed superseded by the provisions of this IPAA; and inclusion of any example in this IPAA will not be deemed to exclude any other example or to create any inference that any other example not included was intended to be excluded from the coverage of any provision of this IPAA; and

the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences.

ARTICLE 2
Right of First Access

2.01 Rights of First Refusal.

(a) 1st Right of First Refusal. If LVGI determines to license or otherwise dispose of any rights or interest in any or all patents owned or controlled by LVGI that have one or more claims covering LVGI’s PVD, LVGI must first undertake good faith negotiations with IGT for an exclusive license on commercially reasonable terms for such rights and/or interest.  If IGT and LVGI are unable to come to mutually agreeable terms within a commercially reasonable period of time, LVGI shall provide a BAFO to IGT with regard to the exclusive license rights and/or interest (an “Exclusivity BAFO”). IGT will either accept or reject the Exclusivity BAFO within a commercially reasonable time frame and, if accepted, shall be deemed to have contractually bound itself to the terms and conditions set forth in said Exclusivity BAFO.  The Parties agree to negotiate, in good faith, any other terms and conditions which are not included in said Exclusivity BAFO. If IGT rejects the Exclusivity BAFO in writing or a rejection is deemed based on IGT’s failure to provide its acceptance of said Exclusivity BAFO in writing within a commercially reasonable time frame,  LVGI may enter into an exclusive license to such rights or interest with any other Person; provided that the Development of the Product and its deployment and/or use do not implicate any IGT Intellectual Property and that the terms and conditions of such exclusive license with the other Person does not have any Material Deviations from the Exclusivity BAFO that was rejected by IGT and that such licensing is not to the detriment of IGT, which approval IGT shall not unreasonably withhold or delay.  If LVGI does not exclusively license the rights and/or interest offered in said Exclusivity BAFO within six months from an affirmative or deemed refusal, those rights offered in said Exclusivity BAFO will again become subject to IGT’s 1st Right of First Refusal in accordance with this Section 2.01(a) and (b).)

(b) 2nd Right of First Refusal.  If LVGI and IGT do not enter into an exclusive license pursuant to the 1st Right of First Refusal, LVGI may negotiate a non-exclusive license to such rights and/or interest (a “Non-Exclusivity BAFO”) with IGT or any other Person.  If LVGI negotiates a Non-Exclusivity BAFO with any other Person, LVGI must first, prior to closing with said other Person, offer IGT to enter into a non-exclusive license to such rights and/or interest on terms at least as good as or better than those provided in said Non-Exclusivity BAFO negotiated with said other Person.  IGT will either accept or reject the Non-Exclusivity BAFO within a commercially reasonable time frame and, if accepted, shall be deemed to have contractually bound itself to terms and conditions at least as good as or better than the terms and conditions set forth in said Non-Exclusivity BAFO.  Thereafter, LVGI may enter into other non-exclusive licenses with any and all other Persons; provided that such other non-exclusive licenses have no Material Deviations from said Non-Exclusivity BAFO and that such licensing is not to the detriment of IGT, which approval IGT shall not unreasonably withhold or delay.  If IGT rejects the Non-Exclusivity BAFO in writing or a rejection is deemed based on IGT’s failure to provide its acceptance of said Non-Exclusivity BAFO in writing within a commercially reasonable time frame, LVGI may enter into other non-exclusive licenses to the rights and/or interest with any and all other Persons; provided that such other non-exclusive licenses have no Material Deviations from said Non-Exclusivity BAFO

2.02 LVGI Initiated Project. Subject to Section 2.05, in the event that LVGI desires to pursue the Development of a Product requiring patents in the IGT Portfolio, IGT agrees that it will consider such a request on the terms set forth in this Section 2.02.  LVGI will make such request by providing to IGT a written good faith request (the “LVGI Negotiation Notice”) which must include an Opportunity Area with sufficient plans and details so that IGT can perform a business, marketing, engineering, and Intellectual Property evaluation, as applicable, of the proposed Development.  The LVGI Negotiation Notice and Opportunity Area may include, as applicable, and by way of example: i) a list of the IGT Intellectual Property implicated, ii) a detailed description of the Product (including Product description, engineering specifications, math models, etc. as applicable), iii) marketing plans, iv) proposed cost and pricing analysis; v) identification of relevant markets; and vi) other engineering, design, and business information that would be helpful and relevant to IGT’s feasibility analysis.  The scope of such LVGI Negotiation Notice will not be broader than necessary to permit Development of such Product.  Upon receipt of the LVGI Negotiation Notice, IGT will consider the proposal contained in the LVGI Negotiation Notice.  IGT will have a commercially reasonable time frame in which to evaluate and discuss with LVGI whether to enter into negotiations, which election to enter into such negotiations is at IGT’s sole discretion, to pursue the Development covered by the LVGI Negotiation Notice.

(a)     If IGT timely gives notice of its intention to negotiate, each of IGT and LVGI covenants and agrees that it will negotiate in a Commercially Reasonable manner to reach agreement on the terms of the Definitive Documentation to permit the Development of the Product.  Only those patents designated in the LVGI Negotiation Notice by LVGI that IGT approves for licensing, in IGT’s sole discretion, will be included in the final negotiated license.  IGT and LVGI agree that IGT will have the exclusive right to pursue such negotiations with LVGI regarding the Opportunity Area and the Development of such Product for a commercially reasonable time frame after delivery of LVGI Negotiation Notice.

(b)   he Intellectual Property licenses provided by LVGI to IGT under this Agreement will provide for enforcement rights to IGT, but not necessarily an obligation, for any of LVGI’s Intellectual Property licensed to IGT.  IGT will agree to exercise such enforcement rights at its sole option and election and to the extent that such rights would not force IGT to bring suit against a direct customer of IGT or if such rights would not be commercially reasonable to enforce.

2.03 IGT Initiated Project.  In the event that IGT desires a license for Development to any patents in the LVGI Portfolio, IGT will have the right to negotiate with LVGI an exclusive or non-exclusive world-wide license, at IGT’s option, on the terms set forth in this Section 2.03.  IGT will initiate its negotiation right pursuant to this Section 2.03 by providing to LVGI a written notice (the “IGT Negotiation Notice”), stating the list of patents in the LVGI Portfolio that IGT is interested in licensing and an Opportunity Area in which IGT is interested for Development.  Each of IGT and LVGI covenants and agrees that it will negotiate in a Commercially Reasonable manner to reach agreement on the terms of such exclusive or non-exclusive world-wide license.  The Parties agree that the Definitive Documentation will include such other terms and conditions as the parties agree as a result of such negotiations and as applicable to the Development.  IGT and LVGI agree that IGT will have the exclusive right to pursue such negotiations for a commercially reasonable time frame (the “IGT Exclusivity Period”).  In the event that the Parties fail to reach an agreement during the IGT Exclusivity Period, there will not be any implied right of LVGI to exploit, in any manner, the rights that were the subject of the IGT Negotiation Notice without first complying with the provisions of this Article 2 granting IGT a right of first negotiation.

2.04 Exclusivity.  LVGI covenants and agrees that it will not, and will cause its Affiliates and Subordinates not to, directly or indirectly, enter into any Rights Agreement, except as explicitly permitted by this Article 2.

2.05 Limits on Obligations to Negotiate.  Notwithstanding the provisions of this IPAA, IGT will only be required to negotiate one independent agreement pursuant to this IPAA that is not IGT initiated at any one given time; provided that if LVGI in good faith believes that IGT or any of its Affiliates is infringing on any item of Intellectual Property in the LVGI Portfolio, then the submission of an LVGI Negotiation Notice and any subsequent negotiations with respect to the scope of such alleged infringement will not be prohibited by the foregoing.  If more than one such negotiation would otherwise be required pursuant to any of provision of this Article 2, IGT may defer the start of related negotiations until after the pending negotiating period has expired, such that IGT is engaged in no more than one negotiation that is not IGT-initiated.

2.06 Mechanism for Resolving Potential Patent Infringement Between the Parties.  If either Party believes it has a claim, including the right to file a declaratory judgment action, against the other Party for patent infringement, it shall notify the other Party of its contention in writing (“Notification Letter”).

(a)     Each of the Parties covenants, for itself and for its Affiliates, that, for the term of this Agreement, it shall not institute, file or aid in the filing (including being named as a plaintiff or being voluntarily joined in an action brought by a licensee of such Party or by any other person) of any claim, demand or cause of action regarding patent infringement against the other Party without first bringing its contention to the attention of the other Party by means of a Notification Letter and engaging in a 60-day negotiation period with such other Party.  Such Notification Letter shall include (i) an identification of the claims of the patent allegedly infringed and (ii) an identification of the accused device or method.

(b)     During said 60-day negotiation period, the Parties shall negotiate in good-faith toward a resolution of the patent dispute.  All negotiations during such 60-day negotiation period shall be treated as confidential information and as offers to compromise a claim, and thus inadmissible in litigation pursuant to Federal Rule of Evidence 408.

(c)    If the Parties are unable to amicably resolve the patent dispute within the 60-day negotiation period, then the Party that sent the Notification Letter (“Objecting Party”) may file a complaint regarding the patent matter.  The 60-day negotiation period shall not be detrimental to the Objecting Party in terms of laches, estoppel, waiver, damage limitations, statute of limitations, or in any other similar way.  Rather, the complaint shall be treated as if it were filed when Notification Letter was sent to the other Party.  The other Party (i.e., the Party to whom the Notification Letter was sent), however, may not file an action relating to the patent contention until 30-days after the 60-day negotiation period.

(d)    The Parties hereby agree that any applicable statute of limitations relating to any potential claim, demand, and/or cause of action with regard to alleged patent infringement shall be tolled during the 60-day negotiation period.

(e)    The Parties acknowledge that the mechanism provided in this Section 2.06 benefits both Parties in avoiding unnecessary litigation.  ACCORDINGLY, IF THE PARTIES ARE UNABLE TO AMICABLY RESOLVE THE PATENT DISPUTE WITHIN THE 60-DAY NEGOTIATION PERIOD, THE PARTIES HEREBY WAIVE THE RIGHT TO BRING, AS A DEFENSE OR AFFIRMATIVE DEFENSE TO ANY SUCH COMPLAINT OR APPLICATION FOR EMERGENCY RELIEF (EMERGENCY RELIEF INCLUDING, BUT NOT LIMITED TO, A TEMPORARY RESTRAINING ORDER, PRELIMINARY INJUNCTION, OR THE LIKE), THE ARGUMENT OR CONTENTION THAT ANY SUCH DELAY ATTRIBUTABLE TO SECTION 2.06 ELIMINATES OR REDUCES THE NEED OR ENTITLEMENT TO SUCH RELIEF.

2.07 Mechanism for Resolving Potential Non-Patent Infringement Between the Parties.  If either Party believes it has a claim, including the right to file a declaratory judgment action, against the other Party for infringement of Intellectual Property rights other than patents, the Parties agree to attempt to resolve such claim in good faith prior to filing a law suit.  The Parties agree, however, that such good faith attempt provided for in this Section 2.07 shall not require the process outlined in the above Sections 2.06.

ARTICLE 3
Covenants and Conditions

3.01 Record Keeping.  LVGI covenants and agrees to maintain records in sufficient detail and in manner as will properly reflect all work done with respect to all LVGI Rights Agreements, and such other document and records as are necessary for IGT to determine LVGI’s compliance with each of the terms and conditions of this Agreement.  LVGI will allow IGT and its designated representatives to inspect such records during normal business hours, and will provide copies of all requested records, to the extent reasonably required  by IGT.

3.02 Prosecution Collaboration.  IGT and LVGI agree to collaborate with respect to the prosecution of patents or applications having one or more claims covering LVGI’s PVD.  To wit, LVGI shall provide IGT with copies of proposed responses to any substantive action of any intellectual property office at least 30 days prior to the original filing deadlines (prior to any extension) for such responses and IGT shall have the right to propose changes to such responses, which LVGI will not unreasonably deny.  Should LVGI discontinue any patents owned or controlled by LVGI that have one or more claims covering LVGI’s PVD (by, for example, refusing to pay a maintenance fee or tax or allowing a patent application to go abandoned), LVGI shall notify IGT of its decision in this regard and IGT shall have the option to take over responsibility for maintaining, prosecuting, or otherwise perfecting such discontinued patents – and LVGI shall assign such to IGT at no cost except that IGT shall pay LVGI’s reasonable costs associated with such assignment.

ARTICLE 4
Confidentiality

4.01 Confidentiality Obligation.  Each Party will, and will cause each of its Representatives to (a) hold all information relating to the business of the other Party disclosed to it by reason of this IPAA confidential; (b) not use any such information except as necessary to perform its obligations and exercise its rights under this IPAA; and (c) not disclose any of such information to any third party unless required by law or otherwise legally compelled to disclose such information; provided, however, that to the extent that either Party may become so legally compelled, such Party may disclose such information only if it will first have used reasonable efforts to obtain, and, if practicable, will have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

4.02 Exceptions to Confidentiality.  The Party who received such confidential information will not be required to keep confidential any information that (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was received after disclosure to it from a third Party who had a lawful right to disclose such information or materials to it; (d) was required by law to be disclosed to any regulatory body having jurisdiction over the receiving Party or any of its respective affiliates, sublicensees or customers; (e) that disclosure is necessary by reason of applicable legal, accounting or regulatory requirements beyond the reasonable control of the receiving Party; or (f) is subsequently developed by the receiving Party independently of the information received from the disclosing Party, as evidenced by written documentation.

4.03 Certain Disclosures.  In the case of any disclosure pursuant to Section 4.02(d) or Section 4.02(e), to the extent practical, the receiving Party will notify the disclosing Party in advance of the required disclosure and will use commercially reasonable efforts to assist the disclosing Party in obtaining a protective order, if available, covering such disclosure.  If such a protective order is obtained, such information and materials will continue to be deemed to be confidential information.  In no event shall the information disclosed pursuant to Section 4.02(d) or Section 4.02(e) of this IPAA exceed that which is required by such legal, accounting or regulatory requirement, as applicable.

4.04 Terms of Agreement.  LVGI agrees that this IPAA and its provisions will remain confidential, protected as confidential information as per the above provisions of this Article 4, and will only be distributed to those persons within LVGI that have a need to know, subject to any disclosure required by law or regulation to the Securities and Exchange Commission (“SEC”), Department of Justice or any court or tribunal of competent jurisdiction.  Notwithstanding the foregoing, LVGI will have the right to disclose the terms of this IPAA to its attorneys, accountants, actual and potential sources of financing, and potential acquirers, under appropriate non-disclosure agreements or duties.

ARTICLE 5
Term and Termination

5.01 Term.  The term of this IPAA will commence on the date of this IPAA and will continue in force for a period of five (5) years unless terminated earlier as set forth in this Article 5.  This IPAA shall be automatically renewed after the initial 5 year period for successive terms of three (3) years, unless terminated by either Party at least 60 days prior to the end of the initial term or any renewal term.

5.02 Termination for Material Breach.  If either Party breaches any material term of this IPAA, the non-breaching Party may terminate this IPAA upon 60 days’ written notice to the defaulting Party specifying such breach.  The breaching Party shall then have said 60 days from receipt of the default notice in which to cure the specified breach.  Should the breaching Party not cure the specified breach within said 60 days, this IPAA shall immediately terminate.

5.03 Effect of Termination.  Termination of this IPAA will not affect the right of any party to pursue any remedy for breach of this IPAA or any other agreement.

5.04 Survival.  The provisions of the following sections and Articles will survive termination of this IPAA: Sections 5.03 and 5.04 and Articles 1, 3, 4, 5, 6, and 7.

ARTICLE 6
Disclaimer of Warranties

6.01 NO PARTY TO THIS IPAA MAKES ANY IMPLIED WARRANTIES.  IMPLIED WARRANTIES DISCLAIMED INCLUDE, IMPLIED WARRANTIES OF REASONABLENESS, FAIR DEALING, OR GOOD FAITH; IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. NO REPRESENTATION OR STATEMENT NOT EXPRESSLY CONTAINED IN THIS IPAA WILL BE BINDING UPON EITHER PARTY AS A WARRANTY.

ARTICLE 7
Miscellaneous

7.01 Notices.  Whenever this IPAA provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be deemed to have been validly served, given, or delivered (and “the date of such notice” or words of similar effect will mean the date) five days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon confirmed receipt thereof (whether by noncertified mail, telecopy, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

If to IGT, at:	IGT 9295 Prototype Drive Reno, Nevada 89521 Attention: Richard Pennington Fax: 775.448.1488

with copies to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue Suite 2800 Dallas, Texas 75201 Attention: Glen J. Hettinger Fax: 214.855.8200

If to LVGI, at:	LVGI 4000 West Ali Baba Lane Las Vegas, Nevada 89118 Attn: Jon Berkley Fax: 702.733.4907 With copies to Legal@LVGI.com

with copies to:	Weide & Miller, Ltd. 7251 W. Lake Mead Blvd., Suite 530 Las Vegas, NV 89128 Attention: R. Scott Weide Fax: 702-382-4805

or to such other address as each party may designate for itself by like notice.  No notice, demand, request, consent, approval, declaration, or other communication shall be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this IPAA.

7.02 Choice of Law.  This IPAA will be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of laws.  IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES RELATING TO THIS IPAA, EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA COUNTY OF WASHOE AND DOES HEREBY WAIVE ANY CLAIM THAT SUCH FORUM IS INCONVENIENT.

7.03 Integration; Amendments; Waivers.  This IPAA constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, understandings, or agreements with the exception of the License and Application Support Agreement, Retrofit License, and LVGI Investment Agreement to be executed simultaneously with this IPAA.  This IPAA may not be amended, modified, or supplemented, or any provision of this IPAA waived, except by a writing signed by all the parties to this IPAA.  No custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this IPAA.  The failure of any Party to enforce any right or remedy under this IPAA, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such Party, nor excuse any other Party from its obligations under this IPAA.  Any waiver of any such right or remedy by any Party must be in writing and signed by the Party against which such waiver is sought to be enforced.  No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver.

7.04 Further Assurances.  Each Party to this IPAA shall, without the necessity of any further consideration, execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this IPAA and to consummate the transactions contemplated hereby.

7.05 Force Majeure.  No Party will be deemed in default if delayed or prevented from performing its obligations under this IPAA, in whole or in part, due to an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, equipment, materials or facilities, delay in transportation, breakdown or accident, riot, war, terrorist attack or other cause beyond its reasonable control (a “Force Majeure Event”); provided that such party will resume full performance of this IPAA as soon as practicable following the conclusion of the Force Majeure Event; and provided further, that any adverse event resulting directly or indirectly from conditions generally affecting any industry or industry sector in which a Party operates or competes which does not have a materially disproportionate impact on the Party relative to other industry participants shall not be considered a Force Majeure Event under this IPAA.

7.06 Headings.  The headings in this IPAA are for convenience of reference only and are not part of the substance of this IPAA.

7.07 Severability.  It is not the intention of the Parties to this IPAA expressly to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body.  If any provision of this IPAA are interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation shall be rendered inoperative to the minimum extent necessary in order to not be violative as set forth above (and in lieu thereof the Parties jointly request the court to insert such provision, sentence, word, clause, or combination thereof that is as favorable as possible to the Party the rights of which were made inoperative as may be valid and consistent with the intent of the parties under this IPAA) and the remainder of this IPAA, as amended, shall remain binding upon the Parties to this IPAA, unless the inoperative provision would cause enforcement of the remainder of this IPAA to be inequitable under the circumstances.

7.08 Assignment.  Neither this IPAA nor any rights hereunder may be transferred or assigned, nor any duties under this IPAA delegated, by operation of law or otherwise, without the written consent of all parties to this IPAA, except that IGT may assign this IPAA and all rights hereunder and delegate all of its obligations hereunder to an affiliate of IGT and except that LVGI may assign this IPAA and all rights hereunder and delegate all of its obligations hereunder to a person or entity that is a non-Competitor of IGT that acquires all or substantially all of the assets of LVGI in a single transaction or series or related transactions. For the purposes of the foregoing, a Change of Control of LVGI will be deemed an attempted assignment of this IPAA and the rights hereunder and a delegation of all duties hereunder.  Any attempted assignment, transfer or delegation that is that is not in conformance with this agreement is void.

“Change of Control” means the occurrence of any of the following events:

(a)   LVGI becomes aware of the acquisition by any “person” or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 20% or more of the total voting power of the Voting Stock of LVGI;

(b)    (i)  there shall be consummated any share exchange, consolidation or merger of LVGI pursuant to which LVGI’s common stock would be converted into cash, securities or other property, other than pursuant to a share exchange, consolidation or merger of LVGI in which the holders of LVGI’s common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power of the voting stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger, or (ii) LVGI sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of LVGI and its Restricted Subsidiaries to another Person and any “person” (as defined in clause (a) above) is or becomes the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of 20% or more of the total voting power of the voting stock of the transferee entity in such disposition of assets;

(c)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of LVGI was approved by a vote of a majority of the directors of

LVGI then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(d)   the adoption of a plan relating to the liquidation or dissolution of LVGI; or

(e)    the occurrence of any other event that would constitute a change in control of LVGI within the meaning of Item 5.01 (or successor item) of Forms 8-K (or successor form) under the Exchange Act.

7.09 No Partnership.  This IPAA forms a contractual arrangement only and does not constitute the parties as a partnership.

7.10 Business Day.  Should the terms of this IPAA require the performance of any obligation or the fulfillment of any condition on a day other than a business day, such obligation or fulfillment may be delayed until midnight on the next day that is a business day for the party to perform.

7.11 Counterparts.  This IPAA may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which shall individually and collectively constitute one agreement.

7.12 Specific Performance.  It is agreed that a violation by any party of the terms of this IPAA cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this IPAA by a party to this IPAA would do irreparable injury to the non-defaulting party.  It is, therefore, agreed that in the event of any breach or threatened breach by a party to this IPAA of the terms and conditions set forth in this IPAA, the non-defaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach, or threatened breach or to refrain from a continuation of any actual breach.

7.13 Publicity.  Neither Party shall issue any press release or make any other public announcement with respect to this IPAA or the transactions contemplated hereby without obtaining the prior written approval of the other Party (which will not be unreasonably withheld or delayed).  Where disclosure of information regarding this IPAA or the transactions contemplated hereby may be required by law or the regulations of any securities exchange, the Party complying with applicable law or regulations shall provide sufficient time for the other Party to comment on those portions of such disclosures that pertain to this IPAA before such disclosures are made.

7.14 Termination for Regulatory Compliance.  Each Party and its affiliates conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international.  Each Party maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and good will of such Party and its affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.  Each Party agrees to cooperate with requests, inquiries, or investigations of gaming regulatory authorities or law enforcement agencies in connection with the performance of this IPAA.  Each Party agrees to fully cooperate with the other Party in the completion of any necessary due diligence background investigation.  If either Party receives a written or oral opinion, recommendation or indication from a gaming regulatory authority (including a representative thereof) or if either Party determines, based upon facts and evidence that would reasonably be accepted by gaming regulatory authorities or other licensed gaming entities, that continuation of this IPAA would jeopardize the gaming licenses, permits or status of such Party or any of its affiliates with any gaming regulatory authority or similar law enforcement authority (“Regulatory Trigger”), then: (a) such Party will give notice to the other Party of the Regulatory Trigger, including details of the opinion, recommendation, indication or asserted facts (to the extent known by the receiving Party), and provided such Party is given a time period to address the basis for said Regulatory Trigger, that Party will provide the other Party a reasonable time frame within such Party's reasonably allotted time period to comment upon and take action to remove such basis; and (b) if such Regulatory Trigger is not cured to that Party's reasonable satisfaction, such that a reasonable risk remains that jeopardizes the status of such Party with any gaming regulatory authority, that Party may terminate such portion of this IPAA which would cure the Regulatory Trigger (leaving the remainder of this IPAA in force and effect), and if such cannot be effected, such Party may terminate this entire IPAA immediately.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this IPAA to be executed and delivered as of the date first above written.

LVGI

By:  /s/ Jon D. Berkley
Name:   Jon D. Berkley
Title:     President & CEO

IGT

By: /s/ Richard Pennigton
Name:  Richard Pennington
Title:    Exec. VP – Corporate Strategy